ASCENA RETAIL GROUP PROVIDES A BUSINESS UPDATE ON COVID-19

MAHWAH, N.J. (March 17, 2020) — ascena retail group, inc. (Nasdaq: ASNA) (“ascena” or the “Company”) today provided a business update on COVID-19.

Store Closures
In response to the escalating global spread of COVID-19, the Company will temporarily close all Company-operated retail stores, effective March 18 through March 28. During this temporary closure period, all store associates will receive compensation for their scheduled shifts.

The brands will continue to operate and serve their customers online at AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, lanebryant.com, Catherines.com, and shopjustice.com during the stores closure period. ascena will continue to monitor the global spread of COVID-19 and communicate with its stakeholders to the extent there are any updates to this timeline.

Gary Muto, Chief Executive Officer of ascena, commented, “We are following the guidance of global health professionals by closing our retail stores to ensure the health and wellbeing of our associates, customers, and communities. Our associates and customers are our main priority and our thoughts are with those affected by this situation. Despite near-term uncertainties, we remain confident in the long-term potential of our business and we will continue to monitor the situation and respond accordingly.”

Third Quarter 2020 Earnings Guidance Update
Given the uncertain impact of COVID-19, ascena is withdrawing its third quarter guidance issued in its second quarter earnings release filed on Form 8-K on March 9, 2020. The Company is not providing updated guidance at this time.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range". The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that its projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

About ascena retail group, inc.
Ascena Retail Group, Inc. (Nasdaq: ASNA) is a national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Plus Fashion segment (Lane Bryant, Catherines and Cacique) and for tween girls under the Kids Fashion segment (Justice). Ascena Retail Group, Inc. through its retail brands operates ecommerce websites and approximately 2,800 stores throughout the United States, Canada, and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, lanebryant.com, Catherines.com, and shopjustice.com.

CONTACT:	For investors:	For media:
	ICR, Inc.	ascena retail group, inc.
	Jean Fontana	Shawn Buchanan
	Managing Director	Corporate Communications
	(646) 277-1214	(212) 541-3418
	Jean.Fontana@icrinc.com	shawn_buchanan@ascenaretail.com

Jessica Schmidt
Senior Vice President
(646) 677-1806
Jessica.Schmidt@icrinc.com